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                          A series may include two or more classes
                          of Certificates which differ as to timing of distributions, sequential order, priority of payment, seniority, allocation of loss, Pass Through Rate or amount of distributions in respect of Certificate Balance or interest, or as to which distributions in respect of Certificate Balance or interest on any class may or may not be made upon the occurrence of specified events or on the basis of collections from designated portions of the Receivables Pool. In addition, a series may include one or more classes of Certificates ("Strip Certificates") entitled to (i) distributions in respect of Certificate Balance with disproportionate, nominal or no interest distributions, or (ii) interest distributions, with disproportionate, nominal or no distributions in respect of Certificate Balance.

                          To the extent specified in the related
                          Prospectus Supplement, distributions in
                          respect of the Certificates will be
                          subordinated in priority of payment to
                          payments on the Notes.

                          If the Servicer exercises its option to
                          purchase the Receivables of a Trust on the terms and conditions described below under "The Transfer and Servicing Agreement-Termination," Certificateholders will receive an amount in respect of the Certificates as specified in the related Prospectus Supplement.

The Trust Property . .    The property of each Trust will include a
                          pool of retail instalment sale contracts for automobiles and light trucks, certain monies due or received thereunder on and after the Cutoff Date specified in the related Prospectus Supplement (a "Cutoff
                          Date"), security interests in the vehicles financed thereby, certain accounts and the proceeds thereof, any proceeds from claims on certain insurance policies and certain rights of the Seller under the related
                          Pooling and Servicing Agreement.  The
                          aggregate Amount Financed under the
                          Receivables held by a Trust (the
                          "Aggregate Amount Financed") will be
                          specified in the related Prospectus
                          Supplement.

Credit Enhancement . .    If and to the extent specified in the
                          related Prospectus Supplement, credit
                          enhancement with respect to a Trust or any class of Securities may include any one or more of the following: subordination of one or more other classes of Securities, a Reserve Account, overcollateralization,







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